Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

NORANDA INTERMEDIATE HOLDING CORPORATION

The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the Delaware General Corporation Law, hereby certifies that:

First. The name of the corporation is Noranda Intermediate Holding Corporation (the “Corporation”).

Second. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Third. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth. The total number of shares of stock which the Corporation is authorized to issue is 1,100 shares of Common Stock, par value One Dollar ($1.00) per share.

Fifth. The name and address of the incorporator is William P. Mills III, c/o Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, NY 10281.

Sixth. Unless and to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Seventh. In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation shall be authorized to make, alter, or repeat the By-Laws of the Corporation as and to the extent permitted therein.

Eighth. The Corporation shall indemnify each present and future Director and officer, his or her heirs., executors and administrators against all costs, expenses (including attorneys’ fees), judgments, and liabilities, reasonably incurred by or imposed on him or her in connection with or arising out of any claim or any action, suit or proceeding, civil or criminal, in which he or she may be or become involved by reason of his or her being or having been a Director or officer of the Corporation, or of any of its subsidiary companies, or of any other Corporation in which he or she served or serves as a Director or officer at the request of the Corporation, irrespective of whether or not he or she continues to be a Director or an officer at the time he or she incurs or becomes subjected to such costs, expenses (including attorneys’ fees), judgments, and liabilities; but such indemnification shall not be operative with respect to any matter as to which in any such action, suit or proceeding he or she shall have been finally adjudged to have been derelict in the performance of his or her duties as such Director or officer.

Such indemnification shall apply when the adjudication in such action, suit or proceeding is otherwise than on the merits and also shall apply when a settlement or compromise is effected, but unless ordered by a court, in all cases indemnification shall be made only if the Board of Directors of the Corporation, acting at a meeting at which a majority of the quorum of the Board is unaffected by self-interest, shall find that such Director or officer has not been derelict in the performance of his or her duty as such Director or officer with respect to the matter involved, and shall adopt a resolution to that effect and in cases of settlement or compromise shall also approve reimbursement of any amounts which by the terms of the settlement or compromise are paid or payable to the Corporation itself by the Director or officer (or in the case of a Director or officer of another Corporation in which such Director or officer is serving at the request of the Corporation, and amounts paid or payable by such Director or officer to such Corporation). If the Board of Directors as herein provided refuses or fails to act or is unable to act due to the self-interest of some or all of its members, the Corporation at its expense shall obtain the opinion of counsel and indemnification shall be had only if it is the opinion of such counsel that the Director or officer has not been derelict in the performance of his or her duties as such Director or officer with respect to the matter involved. The right of indemnification provided for in this section shall not be exclusive of other rights to which any Director or officer may be entitled as a matter of law and such rights, if any, shall also inure to the benefit of the heirs, executors or administrators of any such Director or officer.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on April 26, 2007.

/s/ William P. Mills
William P. Mills III Sole Incorporator